Exhibit (a)(1)(I)
FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE ELECTION FORM
UNDER THE OPTION EXCHANGE PROGRAM

Date:	[•], 2006
To:	[•]
From:	Micro Linear Corporation
Re:	Rejected Election Form under Option Exchange Program
Unfortunately, your Election Form regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to participate in the Option Exchange Program, please complete and execute the attached Election Form and deliver it to Micro Linear so that it is received before 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:
     Via Mail or Courier
     Micro Linear Corporation
     2050 Concourse Drive
     San Jose, California 95131
     Attention: Jenette Jimenez
     Phone: (408) 433-5200
     Via Facsimile
     Micro Linear Corporation, Jenette Jimenez, Fax No. (408) 432-1237
     By Hand or Interoffice Mail
     Attention: Jenette Jimenez
     Via Email
     optionexchange@microlinear.com
Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive an properly completed and signed Election Form from you before the deadline for the Option Exchange Program, all eligible options currently held by you will remain outstanding according to their existing terms.
You should direct questions about the exchange offer or requests for assistance to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Michael Schradle, Phone: (408) 433-5200, Email: optionexchange@microlinear.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez, Phone: (408) 433-5200, Email: optionexchange@microlinear.com.